                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                           Cole Computer Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

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

                           COLE COMPUTER CORPORATION
                             CORPORATE HEADQUARTERS
                            1005 METROPOLITAN AVENUE
                            OKLAHOMA CITY, OK 73108
                                 (405) 692-5351
                               FAX (405) 652-5361

July 8, 2002

Dear Shareholder:

It is a pleasure to invite you to attend the 2002 Annual Meeting of Shareholders of Cole Computer Corporation. The meeting will be held at the Corporate Headquarters, 1005 Metropolitan Avenue, Oklahoma City, Oklahoma, Saturday, July 27, 2002, 11:00 a.m. local time.

The formal notice of the meeting, the proxy statement and your proxy card are enclosed in this mailing. At the meeting you will be asked to elect three (3) directors, ratify the appointment of independent accountants and vote on other business as may properly come before the meeting.

Whether or not you plan to attend the Shareholder Meeting in person, we ask that you execute and return your proxy promptly, using the postage-paid envelope we have provided for your convenience. Submitting your vote at this time will save your Company the cost of additional proxy solicitation.

Thank you for your continued support.

Sincerely,


/s/ DR. S.F. HARTLEY                                          /s/HOMER O. COLE III
Dr. S. F. Hartley                                             Homer O. Cole III
Chairman of the Board                                         Chief Executive Officer

                                 /s/ JOHN RUTH
                                 John Ruth
                                 President and Chief Operating Officer

                           COLE COMPUTER CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  July 8, 2002

                                                        1005 Metropolitan Avenue
                                                         Oklahoma City, OK 73108
                                                                    July 8, 2002

To The Shareholders:

The Annual Meeting of Shareholders of Cole Computer Corporation will be held at the Corporate Headquarters, 1005 Metropolitan Avenue, Oklahoma City, Oklahoma, Saturday, July 27, 2002, at 11:00 a.m., Central Time, to consider and act upon the following:

  1. Election of three (3) directors for one year or until a successor is elected and qualified;

  2. Ratification of the appointment of independent accountants; and

  3. Such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record as of the close of business on June 30, 2002, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

SHAREHOLDERS ARE REMINDED THAT SHARES CANNOT BE VOTED UNLESS THE SIGNED PROXY CARD IS RETURNED OR THE SHARES ARE VOTED IN PERSON OR OTHER ARRANGEMENTS ARE MADE TO HAVE THE SHARES REPRESENTED AT THE MEETING.

                                          By Order of the Board of Directors

                                          /s/ CYNTHIA COLE
                                          Cynthia Cole
                                          Corporate Secretary

-------------------------------------------------------------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                                 JULY 27, 2002

                 ---------------------------------------------

INTRODUCTION

SOLICITATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Cole Computer Corporation of proxies to be used at the Shareholder Meeting of Shareholders of the Company on July 27, 2002, at 11:00 a.m. at the Corporate Headquarters, 1005 Metropolitan Avenue, Oklahoma City, Oklahoma and at any adjournment thereof. The Company's Summary Annual Report for 2000, the Annual Report on Form 10-K for the year ended December 31, 2001, and this proxy material is being sent to shareholders beginning on or about July 12, 2002.

Shares represented by valid proxies will be voted at the Shareholder Meeting or any adjournment thereof in accordance with each shareholder's directions. Please vote by marking the appropriate boxes, signing, dating and returning the enclosed proxy card. If the card is signed and returned without direction, the shares will be voted as recommended by the Board. A shareholder may revoke a proxy at any time before its use by filing written notice of revocation by submitting a subsequent proxy to the Corporate Secretary of the Company or by voting in person at the meeting.

OUTSTANDING STOCK AND VOTING RIGHTS

The Company's Board of Directors has fixed the close of business on June 30, 2002, as the record date for determining shareholders of record entitled to notice of, and to vote at the Shareholder Meeting. On the record date, the Company had outstanding shares of common stock. Each shareholder is entitled to one vote for each share of common stock registered in that person's name on the books of the Company on the record date (June 30, 2002) on all business to come before the meeting. The presence of one-third of the Company's outstanding common shares in person or by proxy will constitute a quorum for the transaction of business at the Shareholder Meeting. Provided a quorum is present, Directors will be elected by a plurality of the votes validly cast in the election and the vote of a majority of the shares of common stock represented in person or by proxy will be sufficient for the transaction of any other business properly brought before the Shareholders Meeting. Abstentions from voting, including broker non-votes, with respect to shares present at the Shareholders Meeting in person or by proxy will have no effect in determining whether a quorum is present or on the election of Directors, but will have the effect of votes against any business other than the election of Directors.

             OWNERSHIP OF COMMON STOCK BY CERTAIN BENEFICIAL OWNERS

FIVE PERCENT SHAREHOLDERS

The Company has two persons who beneficially own more than 5% of its outstanding common stock as reported on Schedule 13G filed with the Securities and Exchange Commission (SEC) and certain affiliates pursuant to the Securities Exchange Act of 1934. The following table and notes have been prepared in reliance upon such filing for the nature of ownership and an explanation of overlapping ownership.

                                                           AMOUNT AND NATURE OF
                                                           BENEFICIAL OWNERSHIP     PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                     REPORTED ON SCHEDULE 13G    CLASS
------------------------------------                     ------------------------   -------
Homer O. and Cynthia Cole..............................         5,019,275            41.7%

The following table sets forth information regarding the beneficial ownership of common stock as of June 30, 2002, by each Director and Director nominee and the Company's Chief Executive Officer and the four most highly compensated executive officers of the Company, who served in such capacities as of December 31, 2001, (the "named executive officers") and by all Directors and executive officers as a group.

Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting and investment power with respect to the shares shown in the table to be owned by that person.

                                                          AMOUNT AND NATURE OF   PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP    CLASS
------------------------------------                      --------------------   -------
Homer O. Cole III, & Cynthia Cole(Joint)................       5,019,275          41.70%
Dr. S.F. Hartley, Director..............................         440,500           3.66%
John Ruth, President....................................         150,200           1.25%
All other executive officers as a group (persons).......           7,500         0.0005%

                         BOARD MEETINGS AND COMMITTEES

The Company's Board of Directors held four (4) meetings during 2001. Each Director attended at least 75% of the total number of meetings of the Board of Directors and the Committees on which he or she served during the year.

The Board of Directors has the following two (2) standing committees.

Audit Committee. The Audit Committee is authorized to review the Company's financial condition and to review and approve the scope and results of the Company's outside audit and the fees therefor and to make recommendations to the Board of Directors concerning auditing and accounting matters and the selection of independent accountants. Its membership is restricted to only one Director who is an employee of the Company or its affiliates. All others are non-employees and non-affiliates. The members of the Committee are: Dr. S.F. Hartley, Director, Chairman of the Board; and John Ruth, President and Chief Operating Officer.

Executive Committee: The Executive Committee is authorized to review and make decisions on behalf of the full Board when the full Board is not available or cannot be contacted. The members of the committee are Chairman Dr. S.F. Hartley, Chairman of the Board; Homer O. Cole III, Chief Executive Officer; and John Ruth, President and Chief Operating Officer.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors, executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Directors, executive officers, and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of such forms, the Company believes that all Section 16(a) filing requirements applicable to its Directors and executive officers were complied with for the year ending December 31, 2001.

A LIST OF SHAREHOLDERS ENTITLED TO VOTE AT THE MEETING WILL BE AVAILABLE TEN
(10) DAYS BEFORE THE DATE OF THE MEETING AT THE COMPANY'S HEADQUARTERS DURING ORDINARY BUSINESS HOURS.

                             ELECTION OF DIRECTORS

The Board of Directors consists of seven (7) Directors: three will hold office for three years; two will hold office for two years, and two will hold office for one year. All will remain in office until successors are duly elected and qualified. At each Annual Meeting of Shareholders of the Company, the Directors whose terms expire at that meeting shall be elected to hold office for a term expiring as indicated above.

If any nominee should become unable to serve, the persons named as proxies on the proxy card will vote for the person or persons the Board recommends, if any. The Board knows of no reason why any nominee will be unavailable or unable to serve.

Set forth below is their information about each Director nominee, including their business positions held during at least the past five years, their ages and other Directorships held and periods of service as a Director of the Cole Computer Corporation.

                                   PROPOSAL 1

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NOMINEES NAMED
                                     BELOW.

TWO YEAR APPOINTMENT TO THE BOARD

JOHN L. RUTH, 46.

John L. Ruth is the President and a Director of the Company. In April 1999, Lt. Col. John L. Ruth joined the Company. Mr. Ruth has a decorated twenty-two year career in the United States Air Force, with his most recent posting as the Director of Logistics, 72nd Air Base Wing at Tinker AFB in Oklahoma City. Lt. Col. Ruth has directed responsibility for the $7 billion dollar Supply and Equipment accounts at Tinker AFB and held management responsibility for the $200 million dollar annual General Support Division's Stock Fund budget. He has directed oversight of over 500 Tinker AFB civilian and military personnel. Lt. Col. Ruth has received numerous commendations, decorations and awards including the Meritorious Service Medal with two Oak Leaf clusters and the Air Force Commendation Medal with two Oak Leaf clusters. He is a graduate of the Air Command and Staff College. Lt. Col. Ruth earned a Masters degree in Human Relations from the University of Phoenix, Salt Lake City, Utah and a Bachelor's degree in Business Administration/Marketing from Florida State University. Lt. Col. Ruth is married, the father of one daughter and is a well-respected community and church leader.

DR. YIN-CHANG LIU, 51.

Dr. Yin-Chang Liu has a B.S., M.S. and Ph.D. in Chemical Engineering and has held positions with Helipump Inc. as a Research Engineer, Senior Engineer, Chief Engineer and Vice President of Engineering. He has also held positions as President and Chief Executive Officer of CTX International. Dr. Liu currently serves on the Boards of Lasertech and Alorica Inc. and as a Special Consultant at Smile International.

ONE YEAR APPOINTMENT TO THE BOARD

MS. CYNTHIA A. COLE, 40.

Cynthia A. Cole is a Director and the Corporate Secretary of Cole Computer Corporation. Ms. Cole served as President of Cole Computer Corporation when first incorporated. Ms. Cole has received a nursing degree from Rose State College. She performs many charitable services and is involved in her church community.

                                   PROPOSAL 2

           RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors, on the recommendation of the Audit Committee, appointed Hogan & Slovacek, A Professional Corporation, Certified Public Accountants, as independent accountants to audit and report on the consolidated financial statements of the Company for 2001.

Although ratification of the appointment of Hogan & Slovacek, Certified Public Accountants, by the shareholders is not required, the Board of Directors has determined that it is desirable to request ratification of such appointment. If ratification is not obtained, the Board of Directors will reconsider the appointment.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE FOR THIS PROPOSAL.

                         EXECUTIVE OFFICER COMPENSATION

Executive Compensation Summary Table

The following table sets forth certain information concerning total compensation for services rendered in all capacities awarded or paid by Cole Computer Corporation's Chief Executive Officer and the Company's "named executive officers" for services rendered to the Company during 2000.

                                                           OTHER ANNUAL        ALL OTHER
                                        SALARY    BONUS   COMPENSATION(1)   COMPENSATION(4)
NAME AND PRINCIPAL POSITION                $        $            $                 $
---------------------------             -------   -----   ---------------   ---------------
Homer O. Cole III,....................  $78,000    N/A    N/A                     N/A
  Chief Executive Officer
John Ruth.............................  $50,000    N/A    30,000 Shares           N/A
  President and Chief Operating
     Officer
Cynthia A. Cole.......................      N/A    N/A    N/A                     N/A
  Corporate Secretary
Eddy Littlejohn.......................  $45,697    N/A    N/A                     N/A
  Chief Financial Officer

                             EMPLOYMENT AGREEMENTS

Cole Computer Corporation has entered into employment agreements (the "Employment Agreements") with each John Ruth, and Eddy Littlejohn. The Employment Agreements prohibit the executives from engaging in or advising, either directly or indirectly, any business, which is substantially competitive with any business then actively conducted. The Employment Agreements provide that Cole Computer Corporation will have the right to terminate any executive's employment, and that any executive will have the right at any time to terminate his employment with Cole Computer Corporation under the Employment Agreements. Cole Computer Corporation will provide an executive with the following benefits in the event of termination by Cole Computer Corporation other than for cause (as defined in the Employment Agreements) or by the executive for good reason (as defined in the Employment Agreements): (i) a lump-sum payment in an amount of two months salary in effect on the date of termination and other benefits are required.

                           COMPENSATION OF DIRECTORS

COMPENSATION

All Directors of the Company receive for serving on the Board of Directors of Cole Computer Corporation 6,250 shares of Cole Computer Corporation stock per quarter providing the Director is present at the Shareholders Meeting and available through out the quarter plus any actual expenses incurred.

                            EXPENSES OF SOLICITATION

The Company will bear the cost of soliciting proxies from its shareholders and have enlisted the help of brokerage houses in soliciting proxies from their customers. The Company will reimburse these institutions for out-of-pocket expenses, if any. In addition to be solicited through the mails, Directors, Officers and Employees of the Company or its subsidiaries may also solicit proxies personally or by telephone. The Company has selected the 227-year-old company, Bowne, the world's largest corporate financial printer, to handle printing and our stockholder's mailing.

                      2003 ANNUAL MEETING OF SHAREHOLDERS

The 2003 Annual Meeting of Shareholders is scheduled for Saturday, July 26, 2003. The Board is empowered by the by-laws of the Company to change the time of the meeting.

Proposals of shareholders must be received by the Company no later than December 31, 2002, to be eligible for inclusion under the rules of the SEC in the Company's proxy material for the 2003 Annual Meeting of Shareholders and must comply with such rules.

Under the Company's by-laws, proposals of shareholders not included in the proxy materials may be presented at the 2003 Annual Meeting of Shareholders only if the Company's Corporate Secretary has been notified of the nature of the proposal and is provided certain additional information at least sixty days but not more than ninety days prior to June 30, 2003, (subject to exceptions if the 2003 Annual Meeting is advanced by more than 30 days and the proposal is a proper one for shareholder action).

Shareholders wishing to suggest candidates to the Company as possible nominees for Directors may submit names and biographical data to the Corporate Secretary of the Company.

The Company's by-laws also require that notice of nominations of persons for election to the Board of Directors, other than those made by or at the direction of the Board of Directors, must be received by the Corporate Secretary at least sixty days but not more than ninety days prior to June 30, 2003, (subject to exceptions if the 2003 Annual Meeting of Shareholders is advanced by more than 30 days). The Notice must present certain information concerning the nominees and the shareholders making nominations. The Corporate Secretary must receive a statement of any nominee's consent to serve as a Director if elected.

                                          By Order of the Board of Directors

                                          /s/ CYNTHIA COLE
                                          Cynthia Cole
                                          Corporate Secretary

July 8, 2002

                  COLE COMPUTER'S AUDITED FINANCIALS FOR 2001

                          INDEPENDENT AUDITORS' REPORT

To The Board of Directors
Cole Computer Corporation

We have audited the accompanying balance sheet of Cole Computer Corporation., a Nevada corporation, as of December 31, 2001, and the related statements of income (loss), stockholders' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United State of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cole Computer Corporation, as of December 31, 2001, and the results of its operations and its cash flows for the year then ended in conformity with auditing principles generally accepted in the United States of America.

The 2000 financial statements were audited by other auditors whose report dated March 9, 2001, on those statements included an explanatory paragraph describing conditions that raised substantial doubt about the Company's ability to continue as a going concern. On August 22, 2001, the other auditors amended their report to an unqualified opinion on the 2000 financial statements.

                                          /s/ HOGAN & SLOVACEK, P.C.

Oklahoma City, Oklahoma
March 29, 2002

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of Cole Computer Corporation
Oklahoma City, Oklahoma

We have audited the accompanying statements of loss, retained earnings (deficit) and cash flows of Cole Computer Corporation for the year ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Cole Computer Corporation for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                          /s/ MALONE & BAILEY, PLLC

Houston, Texas
March 9, 2001, except
  as to Note 2 which is as of August 22, 2001

                           COLE COMPUTER CORPORATION

                                 BALANCE SHEET
                               DECEMBER 31, 2001

                                 ASSETS
Current Assets:
  Cash......................................................  $   464,107
  Accounts receivable -- trade, net of allowance for
     doubtful accounts of $56,000...........................      207,385
  Accounts receivable -- affiliate..........................       77,342
  Accounts receivable -- other..............................       61,500
  Product warranty receivable...............................       87,184
  Inventory.................................................      674,589
  Other current assets......................................       19,032
                                                              -----------
     Total Current Assets...................................    1,591,139
Equipment, less accumulated depreciation of $234,902........      277,836
                                                              -----------
     Total Assets...........................................  $ 1,868,975
                                                              ===========

             LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Note payable to bank......................................  $    90,000
  Current portion of long-term debt and capital lease
     obligations............................................       30,044
  Accounts payable..........................................    1,044,944
  Accounts payable -- affiliate.............................      807,412
  Accrued expenses..........................................      105,320
                                                              -----------
     Total Current Liabilities..............................    2,077,720
Long-term debt and capital lease obligations................       44,060
                                                              -----------
     Total Liabilities......................................    2,121,780
                                                              -----------
Commitments and contingencies...............................           --
Stockholders' Equity (Deficit):
  Common stock, $.001 par value, 25,000,000 shares
     authorized, 15,962,400 shares issued and outstanding...       15,962
  Paid in capital...........................................    2,359,981
  Retained earnings (deficit)...............................   (2,624,748)
                                                              -----------
                                                                 (248,805)
  Less: treasury stock, 4,000,000 shares at cost............       (4,000)
                                                              -----------
     Total Stockholders' Equity (Deficit)...................     (252,805)
                                                              -----------
Total Liabilities and Stockholders' Equity (Deficit)........  $ 1,868,975
                                                              ===========

                See accompanying notes to financial statements.

                           COLE COMPUTER CORPORATION

                          STATEMENTS OF INCOME (LOSS)
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                 2001          2000
                                                              -----------   -----------
Revenues....................................................  $10,996,181   $ 9,287,004
Cost of sales...............................................    9,012,989     8,087,750
                                                              -----------   -----------
  Gross margin..............................................    1,983,192     1,199,254
                                                              -----------   -----------
Costs and expenses:
  Selling expenses..........................................    1,197,591     1,612,317
  General and administrative................................      735,296     1,127,821
  Impairment loss...........................................           --       208,261
  Interest expense..........................................       22,629        39,565
                                                              -----------   -----------
     Total expenses.........................................    1,955,516     2,987,964
                                                              -----------   -----------
Income (loss) before income taxes...........................       27,676    (1,788,710)
                                                              -----------   -----------
Income tax expense (benefit):
  Income tax expense........................................        4,500            --
  Income tax (benefit)......................................       (4,500)           --
                                                              -----------   -----------
                                                                       --            --
                                                              -----------   -----------
Net income (loss)...........................................  $    27,676   $(1,788,710)
                                                              ===========   ===========
Income (loss) per common share
  Basic and diluted income (loss) per common share..........  $      0.00   $     (0.16)
  Weighted average shares outstanding.......................   15,472,997    10,875,468

                See accompanying notes to financial statements.

                           COLE COMPUTER CORPORATION

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                       COMMON STOCK           TREASURY STOCK                    RETAINED
                                   ---------------------   --------------------    PAID IN      EARNINGS
                                     SHARES     AMOUNT $    SHARES     AMOUNT $    CAPITAL      (DEFICIT)       TOTAL
                                   ----------   --------   ---------   --------   ----------   -----------   -----------
Balance, December 31, 1999.......  10,114,400   $10,114           --   $    --    $  802,781   $  (863,714)  $   (50,819)
Shares sold for cash March
  2000...........................     328,372       328           --        --       492,230            --       492,558
Shares sold for cash April
  2000...........................     171,628       172           --        --       257,270            --       257,442
Shares issued for payment of debt
  June 2000......................     250,000       250           --        --       249,750            --       250,000
Shares issued for services.......     268,000       268           --        --       401,730            --       401,998
Shares issued for payment of debt
  December 2000..................     325,000       325           --        --        99,675            --       100,000
Shares issued in connection with
  investment.....................   4,000,000     4,000           --        --            --            --         4,000
Net loss.........................          --        --           --        --            --    (1,788,710)   (1,788,710)
                                   ----------   -------    ---------   -------    ----------   -----------   -----------
Balance December 31, 2000........  15,457,400    15,457           --        --     2,303,436    (2,652,424)     (333,531)
Shares issued for compensation...      50,000        50           --        --         6,950            --         7,000
Exercise of stock options........     455,000       455           --        --        49,595            --        50,050
Acquisition of Treasury stock....          --        --    4,000,000    (4,000)           --            --        (4,000)
Net income.......................          --        --           --        --            --        27,676        27,676
                                   ----------   -------    ---------   -------    ----------   -----------   -----------
Balance December 31, 2001........  15,962,400   $15,962    4,000,000   $(4,000)   $2,359,981   $(2,624,748)  $  (252,805)
                                   ==========   =======    =========   =======    ==========   ===========   ===========

                See accompanying notes to financial statements.

                           COLE COMPUTER CORPORATION

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                2001         2000
                                                              ---------   -----------
Cash Flows From Operating Activities:
  Net income (loss).........................................  $  27,676   $(1,788,710)
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities:
     Stock issued for compensation..........................      7,000       112,500
     Stock issued for services..............................         --       289,500
     Depreciation...........................................     87,452        98,993
     Impairment loss........................................         --       208,261
     Provision for bad debt.................................     60,000       105,530
  Change in cash from operating assets and liabilities:
     Accounts receivable -- trade...........................      5,784      (170,324)
     Accounts receivable -- affiliate.......................    501,828      (579,170)
     Accounts receivable -- other...........................    (61,500)           --
     Product warranty receivable............................    (30,755)      (56,429)
     Inventory..............................................   (116,349)     (180,797)
     Other current assets...................................     11,710       (15,853)
     Accounts payable.......................................   (134,790)      587,548
     Accounts payable -- affiliate..........................     (2,921)      810,333
     Accrued expenses.......................................    (62,846)      (21,229)
                                                              ---------   -----------
       Net cash provided by (used in) operating
        activities..........................................    292,289      (599,847)
Cash Flows From Investing Activities:
  Purchase of equipment.....................................    (35,806)      (87,971)
  Loan to stockholder, net..................................    (11,466)           --
                                                              ---------   -----------
       Net cash used in investing activities................    (47,272)      (87,971)
Cash Flows From Financing Activities:
  Payments on note payable to bank..........................         --       (10,000)
  Stock issued for cash.....................................     15,050       749,998
  Proceeds of loan from director............................     35,000            --
  Advances by founding stockholder..........................         --        69,133
  Payments on capital lease obligations.....................    (19,079)      (16,930)
  Principal payments on installment loans...................     (4,632)      (66,423)
                                                              ---------   -----------
       Net cash provided by financing activities............     26,339       725,778
Net change in cash..........................................    271,356        37,960
Cash, beginning of year.....................................    192,751       154,791
                                                              ---------   -----------
Cash, end of year...........................................  $ 464,107   $   192,751
                                                              =========   ===========
Supplemental Disclosures of Cash Flow Information:
  Interest paid.............................................  $  22,629   $    40,065
  Income taxes paid.........................................  $      --   $        --
Supplemental Disclosure of Noncash Investing and Financing
  Activities:
  During the year ended December 31, 2001, the Company had the following non-cash transactions:
     During the 4th quarter of 2001, the Company issued 318,182 shares of common stock in connection with a director's exercise of stock options granted in
      2001. The director paid $0.11 per share in accordance with the stock option plan by converting a loan to the Company of $35,000, made in the 4th quarter of
      2001, into common shares
     During the 4th quarter of 2001, the Company acquired 4,000,000 shares of treasury stock at a cost of $4,000 by reducing investments

                See accompanying notes to financial statements.

                           COLE COMPUTER CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  NATURE OF BUSINESS

Electronic Service Co., Inc. ("ESCI") was formed in November 1991 as an Oklahoma corporation for the purpose of acquiring and operating an electronics repair business. In 1996, the Company adopted the dba Computer Masters and changed its business to personal computer "clone" hardware assembly, sales, and repair, utilizing both Intel and AMD microprocessors. The Company changed its name to Cole Computer Corporation (the Company) and its state of incorporation (Nevada) incident to its reverse acquisition ("reorganization") in 1998. The operations of ESCI have since been merged into the operations of Cole Computer Corporation. The Company has thirteen retail stores in Oklahoma, Arkansas and Texas, and, in addition to its retail business, sells to area government agencies, school districts and military installations.

  CASH AND CASH EQUIVALENTS

Cash and cash equivalents include highly liquid investments, which are readily convertible into cash and have an original maturity of three months or less. The financial statements as of December 31, 2001 do not include any cash equivalents.

  ALLOWANCE FOR DOUBTFUL ACCOUNTS

An allowance for doubtful accounts is established through a provision for bad debts when management believes collection of accounts receivable is doubtful. Accounts are written-off against this allowance when all collection efforts by the Company have been exhausted.

  ACCOUNTS RECEIVABLE -- OTHER

Accounts receivable -- other include cooperative advertising funds earned by the Company from a major manufacturer of component parts purchased by the Company. The Company earns cooperative advertising funds based upon the volume of components purchased. The manufacturer provides this program to its significant customers in return for using its name and logo on various forms of the Company's advertising programs and efforts. At December 31, 2001, cooperative advertising funds receivable from this manufacturer were $61,500.

  PRODUCT WARRANTY RECEIVABLE

Products sold by the Company are warranted by the manufacturer, normally for a period of one year from date of purchase. The Company facilitates fulfillment of the manufacturer's warranty by providing its customers with a replacement product from Company inventory. The Company's inventory is replenished upon receipt of the replacement product from the manufacturer. As of December 31, 2001, the financial statements included $87,184 in product warranty receivable from manufacturers.

  INVENTORY

Inventories include component parts, sub-assemblies and merchandise held for sale, and are valued at the lower of cost or market, using the first-in, first-out method. Obsolete inventory is written down to liquidation value as needed. Virtually all inventory on hand is component parts, as completed computers are sold as they are built.

                           COLE COMPUTER CORPORATION

  PROPERTY AND EQUIPMENT

Property and equipment is carried at cost and consists of vehicle, furniture and fixtures, computers used for inventory control and retail point-of-sale terminals. The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be fully recoverable. Depreciation is determined using the straight-line method based over their estimated useful lives of five years.

  ADVERTISING

Advertising costs are charged to operations when incurred. Advertising expenses for 2001 and 2000 were $99,215 and $176,658, respectively.

  EARNINGS PER COMMON SHARE

Earnings (loss) per common share is computed by dividing the net loss by the weighted average number of common shares outstanding.

Diluted earnings per common share is computed by dividing the net income by the weighted average number of common shares outstanding, plus potential dilutive securities. For the year ended December 31, 2001, the effect of potential dilutive securities did not have a measurable effect on basic earnings per share.

  STOCK PURCHASE OPTION

The purchase option received in the investment, described in Note 3, is being accounted for under the reverse treasury stock method.

  REVENUE RECOGNITION

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed and determinable and collectibility is probable. Generally, these criteria are met at the time the product is purchased by and delivered to the customer.

  ESTIMATES

In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets in the balance sheet and revenue and expenses in the income statement. Actual results could differ from those estimates.

  RECLASSIFICATIONS

Certain reclassifications have been made to the 2000 financial statements to conform to the 2001 presentation.

NOTE 2 -- MANAGEMENT AGREEMENT

In May 2001, the Company expanded its management agreement with the shareholder, major vendor and board member referred to in Note 6. This expanded agreement now includes operational controls over all Company stores, store inventory levels and Company payment obligations to suppliers. In January 2002 the agreement between the Company and the company owned by the shareholder and major vendor was amended with a novation between the parties. See Note 6 for further discussion.

                           COLE COMPUTER CORPORATION

NOTE 3 -- INVESTMENT

During December 2000, the Company issued 4,000,000 shares of its common stock and a purchase option in exchange for 1,000,000 shares of Golden Alliance Assurance Corporation ("GAAC"), a Nevada Corporation. The purchase option allows the Company the right to buy back its shares for $0.001 per share or $4,000 for a period beginning January 1st and expiring in 360 days or December 26, 2001. No cash was issued as a result of this transaction. GAAC entered into an irrecoverable agreement option and acquired an Argentine insurance company. The Company valued the transaction at $4,000 and will account for its investment in GAAC under the cost method.

The Company entered into a consulting agreement to provide GAAC with hardware and software for $10,000 per month for a term of 1 year. The agreement can be cancelled with 30 days notice.

During December 2001, the Company exercised its stock purchase option with GAAC and reacquired the 4,000,000 shares at a cost of $4,000, which are accounted for as treasury stock as of December 31, 2001. As the original exchange of stock with GAAC was accounted for as a non-monetary transaction, the basis of the Company's investment in GAAC was reduced to $0 in connection with the acquisition of the treasury stock. The Company's consideration to GAAC of $4,000 required by the purchase option was offset against $60,000 of fees accrued in connection with their consulting agreement with GAAC. No funds were paid by GAAC for the consulting arrangement and the remainder due from GAAC on this agreement has been fully reserved as a bad debt.

NOTE 4 -- THEFT LOSS

In May 1999, the Company incurred losses from shipping goods to various locations, relying on stolen credit card numbers. The thefts were 4 transactions, totaling $127,755 in retail value and $105,530 in cost of inventory. The Company reimbursed the clearing bank (Banc One) after they demanded the money back after paying charges. The criminals were caught and the Company expects to collect either by an insurance claim or a claim against the clearing bank for monies not refunded in restitution by the criminals. The Company has not collected any monies as of December 31, 2001 or through the date of this report and is involved in legal proceedings to collect full value of this loss. In December 2000, the Company recorded a reserve of the full balance.

NOTE 5 -- IMPAIRMENT LOSS

The Company was rewarded a 5-year federal General Services Administration contract to supply computer systems to the government agencies and military bases in February 2000. In connection with seeking this contract, the Company incurred $236,645 in salary and travel costs that were capitalized. The deferred contract costs will be amortized using the straight-line method over a 5-year period. In December 2000, Management determined that an impairment occurred based on sales volume and gross margins under this contract. Accordingly, the Company has written off the unamortized portion of the asset.

NOTE 6 -- RELATED PARTY TRANSACTIONS

During 1999, a shareholder, major supplier and member of the Board of Directors, loaned the Company $250,000. During the 2nd quarter of 2000, the Company issued 250,000 shares of common stock valued at $1.00 per share to a shareholder and member of the Board of Directors in settlement of the $250,000 note payable.

During the 4th quarter in 2000, the Company entered into an agreement with a shareholder, major supplier and member of the Board of Directors, whereby the shareholder would provide warehousing operations and obtain a $1 million line of credit with a third party vendor. Under the agreement, the Company purchases products from a third party vendor and sells those products to a subsidiary of the shareholder at cost and then

                           COLE COMPUTER CORPORATION
repurchases products at a 4% mark-up from another subsidiary of the shareholder for resale. The Company has the option to purchase the warehouse operations for $500,000 and $1,000,000 of common stock at fair market value. The agreement continues until one of the parties gives 60 days notice. Under this program the Company had sales of $1,713,136 and purchases of $1,653,136 to the Company owned by the shareholder and member of the Board of Directors.

In the 3rd quarter of 2001, this shareholder and major supplier completed his one year term of service on the Board of Directors and elected not to serve on the Board for a further period. During 2001 the Company purchased $4,334,369 of product from a third party vendor that was sold to the company owned by the shareholder and major supplier. Additionally, the financial statements include accounts receivable from this affiliate of $77,342 and accounts payable to this affiliate of $807,412. In January 2002 the subsidiary company from which the Company repurchases products ceased operations in Oklahoma. The parent company of this subsidiary (owned by the shareholder and major supplier) and the Company executed a novation to the their existing agreement, whereby the shareholder and major supplier's company assumed contractual responsibility for warehousing and store operations previously provided by the subsidiary company. Although the contractual responsibility of the shareholder and major supplier's company is to provide warehousing and store operations, effective with this novation, the Company assumed operational management of the warehouse and store operations.

During 2000 and 1999, the majority stockholder made advances to the Company. The notes attach no collateral, are repayable on demand, and carry a 12% interest rate. During the 4th quarter 2000, the Company issued 325,000 shares of common stock valued at $0.31 per share to the majority stockholder in settlement of a $100,000 note payable.

During 2001, the majority stockholder received advances from the Company in the amount of $7,605. At December 31, 2001, the Company had a net receivable from the majority stockholder for $472, which included $7,605 due from the stockholder and $7,133 due to the stockholder. These advances are unsecured, due upon demand of either the Company or founding stockholder, and carry an interest rate of 12%.

During 2001, a director of the Company exercised an option to purchase 342,500 shares of Company common stock for $37,675 in accordance with a stock option plan established in September 2001 (See Note 10).

NOTE 7 -- NOTE PAYABLE

As of December 31, 2001, the Company has a $90,000 note payable to a bank. The note, which is collateralized by accounts receivable and inventory, is due on demand and bears interest at a variable rate as established by the lender based upon the prime rate. As of December 31, 2001, the effective interest rate was 5.75%.

                           COLE COMPUTER CORPORATION

NOTE 8 -- LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

Long-term debt and capital lease obligations consists of the following at December 31, 2001:

Note payable to finance company, payable in monthly
  installments of $386, including interest at 13.5%, secured by equipment..............................................  $  4,331
Capitalized equipment lease, due in monthly installments of
  $1,427 including interest at 20%, maturing May 2003, and
  collateralized by equipment...............................    20,907
Capitalized equipment lease, due in quarterly installments
  of $4,755 including interest at 12%, maturing March 2005,
  and collateralized by equipment...........................    48,866
                                                              --------
                                                                74,104
Less: current portion.......................................   (30,044)
                                                              --------
                                                              $ 44,060
                                                              ========

The long-term principal portion is due $22,971 in 2003, $16,588 in 2004 and $4,501 in 2005.

NOTE 9 -- INCOME TAXES

A reconciliation of the statutory federal income tax amount to the recorded expense is as follows:

                                                               2001     2000
                                                              -------   ----
Income before federal taxes.................................  $27,676    $0
                                                              -------    --
Expected income tax at statutory rate.......................    4,500     0
Net operating loss carryforward utilized....................   (4,500)    0
                                                              -------    --
Income tax expense recorded.................................  $     0    $0
                                                              =======    ==

As of December 31, 2000, the Company had a net operating loss carry forward of approximately $2,324,500, which expires $195,500 in 2018 and $340,000 in 2019 and $1,789,000 in 2020.

NOTE 10 -- STOCK OPTIONS

The Company established a stock option plan effective September 1, 2001, which allows current (and certain former) employees, officers and directors of the Company to acquire shares of the Company's authorized common stock. The plan offers participants an option to purchase shares of Company common stock at a fixed price of $.11 per share for a period of five years from the inception of the plan. The number of shares available to each individual is determined by the length of service to and position with the Company, including service with the Company's predecessor company, ESCI, up to the date of the plan. The Board of Directors, upon giving 90 days notice, reserves the right to modify or discontinue the plan based upon business necessity. During 2001, 455,000 common shares were granted to participants in the plan and exercised for $50,050 in accordance with the terms and conditions of this plan. There were no options outstanding in connection with this plan as of December 31, 2001.

As of December 31, 2000, there were 20,000 common share options outstanding to purchase Company stock at $1.50. These options are exercisable anytime until November 1, 2002, when they expire. The fair value of these options at the date of grant was not material. Stock options issued to employees are accounted for using the intrinsic value method.

                           COLE COMPUTER CORPORATION

NOTE 11 -- OPERATING LEASES

The Company has 13 retail stores and one corporate office. Leases on these spaces vary in cost and term. Rent expense for 2001 and 2000 was $168,364 and $152,675, respectively. Net minimum lease payments due are as follows: $191,200 in 2002, $120,900 in 2003, $43,500 in 2004 and $3,100 in 2005.

NOTE 12 -- SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS

During the year ended December 31, 2000, the Company had the following non-cash transactions:

- During the 1st quarter of 2000, the Company issued 58,000 shares of common stock for services valued at $1.50 per share.

- During the 2nd quarter of 2000, the Company issued 135,000 shares of common stock for services and 75,000 shares of common stock for compensation valued at $1.50 per share.

- During the 4th quarter 2000, the Company issued 325,000 shares of common stock valued at $0.31 per share to the majority stockholder in settlement of $100,000 note payable.

- During the 4th quarter 2000, the Company issued 4,000,000 shares in connection with an investment.

NOTE 13 -- MAJOR VENDORS

In 2000 the Company had two vendors that accounted for more than 10% of cost of sales. Company A accounted for 40% ($3,918,000) and Company B accounted for 27% ($2,592,000). In 2001 one vendor accounted for approximately 90% ($8,100,000) of the cost of sales.

One customer accounted for 16% total sales in 2000. No customer accounted for sales greater than 10% in 2001.

NOTE 14 -- SUBSEQUENT EVENT

In January 2002, the Company borrowed $300,000 from the affiliated company in
Note 6. This unsecured note bears interest at a rate of 12% and is payable in monthly installments of $4,000 for 24 months, with the remainder of $204,000 due and payable on December 24, 2004.

NOTE 15 -- GOING CONCERN CONSIDERATIONS

Management is currently negotiating with a third party on a debt and equity investment in the Company. This investment would be used to increase working capital and fund expansion of the Company's retail outlets.

                           COLE COMPUTER CORPORATION

                            1005 METROPOLITAN AVENUE

                            OKLAHOMA CITY, OK 73108

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

               THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS

                                 JULY 27, 2002

   The undersigned hereby constitutes and appoints the following individual(s) and he/she or each of them his/her true and lawful agent(s) and proxies with full power of substitution in each to represent the undersigned at the Annual Meeting of Stockholders of Cole Computer Corporation headquarters at 1005 Metropolitan Avenue, Oklahoma City, OK 73108 on Saturday, July 27, 2002, at 11:00 a.m. Central time and at any adjournments thereof, on all matters coming before said meeting.

1.   Election of Directors.                           Nominee:                    [ ] For                 [ ] Withheld

                                                    John L. Ruth         (To withhold vote for individual nominee write that
                                                    Yin-Chang Liu                            name below)
                                                 Ms. Cynthia A. Cole

-----------------------------------------------------------------------------------------------------------------------------


2.   Ratification of appointment of independent public accountants.

                                                       [ ] For                  [ ] Against                [ ] Abstain


3.   In their discretion, upon other matters as they may properly come before the meeting.

                (Continued and to be signed on the other side.)

                         (Continued from other side.)

   You are encouraged to specify your choices by marking the appropriate boxes, (see reverse side), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The persons named on the reverse side as agents and proxies cannot vote your shares unless you sign and return this card.

   This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

                                             Dated this _____________ day
                                             of _____________, 2002.

                                             ------------------------------

                                             ------------------------------

                                             ------------------------------

                                             ------------------------------
                                                      Signature(s)

                                             Please mark, sign and return
                                             promptly using the enclosed
                                             envelope. Executors,
                                             administrators, trustees, etc.
                                             should give a title as such.
                                             If the signer is a
                                             corporation, please sign full
                                             corporate name by duly
                                             authorized officer.